EXHIBIT 99.1

NB&T Financial Reports Second Quarter Earnings

July 15, 2008

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2008 of $864,000, or $.28 per diluted share, compared to $1.2 million, or $.39 per diluted share, for the same quarter last year. Net income for the first six months of 2008 was $1.9 million, or $.60 per diluted share, compared to $2.3 million, or $.71 per diluted share, for the first six months of 2007. Last year’s net income included $324,000 of paid interest on non-accrual loans returned to accrual status in June 2007. In addition, the Bank opened three new branches in the first half of 2008, increasing its personnel and occupancy expenses approximately $370,000 over last year.

Commenting on these results, President & C.E.O. John J. Limbert said, “Our asset mix reflects lower loan balances and a higher investment portfolio, thus generating a lower asset income. This, coupled with the Federal Reserve’s continued lowering of rates, has caused our net interest income to be lower than anticipated. Given the current economic climate, we believe our results are within market expectations.”

Net interest income was $4.6 million for the second quarter of 2008, a decrease of $394,000 compared to the second quarter of 2007. Net interest margin declined to 3.78% for the second quarter of 2008 from 3.98% for the second quarter of 2007. For the first six months of 2008, net interest income was $9.0 million compared to $9.3 million for the same period last year. One reason for the decrease is that the periods ending June 30, 2007 include $324,000 of paid interest on non-accrual loans returned to accrual status. Secondly, while average interest-earning assets decreased approximately 2.9%, or $14.6 million, to $483.9 million during the second quarter of 2008 compared to the second quarter of 2007, average loans decreased $40.6 million. The excess funds were reinvested in securities and short-term investments at lower yields due to the Federal Reserve dropping interest rates approximately 325 basis points from last year. As a result, the average yield on earning assets decreased from 6.94% for the second quarter of 2007 to 5.98% for the second quarter of 2008. Finally, offsetting the decrease in interest income was a decrease in interest expense of $1.0 million to $2.7 million during the second quarter of 2008 from $3.7 million for the same quarter last year. Average interest-bearing liabilities decreased 3.7% from last year to $408.7 million, and their cost decreased to 2.61% during the second quarter of 2008 from 3.48% for the same quarter last year.

The provision for loan losses was $95,000 in the second quarter of 2008 and $145,000 in the second quarter of 2007. Net charge-offs were $94,000, or 0.11% of total average loans, in the second quarter of 2008, compared to $765,000, or 0.78% of total average loans, in the second quarter of 2007. Non-performing loans totaled $3.2 million at June 30, 2008, compared to $3.3 million at June 30, 2007. The allowance for loan losses to total loans was 1.03% at June 30, 2008, compared to 1.04% at June 30, 2007.

Total non-interest income was $2.0 million for the second quarter of 2008, compared to $2.1 million for the same quarter last year. Total non-interest income was $4.3 million for the first half of 2008, compared to $4.2 million for the first half of 2007. The increase is largely due to increased deposit service charges and a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering.

Total non-interest expense was $5.5 million for the second quarter of 2008, compared to $5.4 million for the second quarter of 2007. Non-interest expense was $10.9 million for the first half of 2008, compared to $10.6 million for the first half of 2007. The increase in non-interest expense is largely due to approximately $370,000 in increased personnel and occupancy costs associated with opening three new branches in the first half of 2008.

“Our earnings release,” Mr. Limbert continued, “would not be complete without commenting on the impact of the potential DHL exit from Clinton County. While we have no direct loan relationships with DHL or its contract cargo carriers, we have reviewed our loan portfolios with regards to consumers who are employed by DHL or its contract cargo carriers and have found the vast majority have positive credit histories. If DHL does exit our market, we believe we are prepared to work with these clients to minimize any potential loss.”

On June 17, 2008, the Board of Directors declared a dividend of $0.29 per share, payable July 21, 2008 to shareholders of record on June 30, 2008. This dividend represents a 3.6% increase from the second quarter of 2007.

FORWARD-LOOKING STATEMENTS

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Results could differ materially from those expressed in such forward-looking statements due to a number of factors, including changes in interest rates and changes in national and local economic conditions, including significant employers in Southwest Ohio. Any forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results could differ materially from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond the Company’s ability to control or predict. The Company disclaims any duty to update any forward-looking statements, all of which are qualified by the statements in this section.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	6/30/2008	6/30/2007
Statements of Income
Interest income	$7,214	$7,491	$8,077	$8,226	$8,627	$14,705	$16,644
Interest expense	2,659	3,036	3,325	3,640	3,678	5,696	7,311

Net interest income	4,555	4,455	4,752	4,586	4,949	9,009	9,333
Provision for loan losses	95	95	(45)	30	145	190	150
Other non-interest income	2,036	2,277	2,043	2,020	2,148	4,314	4,178
Net gains/(losses) on sales of securities	11	—	—	—	—	11	—

Total non-interest income	2,047	2,277	2,043	2,020	2,148	4,325	4,178

Total non-interest expenses	5,487	5,390	5,402	5,324	5,382	10,877	10,589

Income before income taxes	1,020	1,247	1,438	1,252	1,570	2,267	2,772
Income taxes	156	230	286	223	323	386	519

Net income	$864	$1,017	$1,152	$1,029	$1,247	$1,881	$2,253

Per Share Data
Basic earnings per share	$0.28	$0.32	$0.36	$0.32	$0.39	$0.60	$0.71
Diluted earnings per share	0.28	0.32	0.36	0.32	0.39	0.60	0.71
Dividends per share	0.29	0.29	0.28	0.28	0.28	0.58	0.56
Book value at quarter end	18.48	18.69	18.52	18.35	18.15	18.48	18.15
Average basic shares outstanding	3,137	3,139	3,182	3,182	3,189	3,139	3,188
Average diluted shares outstanding	3,137	3,140	3,183	3,183	3,191	3,140	3,189

Balance Sheet Items (Quarter End)
Total assets	$526,849	$529,663	$518,922	$528,524	$540,814	$526,849	$540,814
Securities	90,906	89,311	89,285	86,705	79,573	90,906	79,573
Loans, including loans held for sale	344,329	341,920	359,266	374,127	384,983	344,329	384,983
Allowance for loan losses	3,534	3,534	3,594	3,824	3,993	3,534	3,993
Deposits	423,142	425,893	420,254	428,895	443,421	423,142	443,421
Borrowings	41,295	40,606	35,532	36,801	36,125	41,295	36,125
Total shareholders’ equity	58,583	59,260	58,883	59,112	58,545	58,583	58,545

Assets Under Management
Total assets	$526,849	$529,663	$518,922	$528,524	$540,814	$526,849	$540,814
Cash management sweep accounts	69,455	70,938	54,012	54,659	41,881	69,455	41,881
Market value of trust assets	181,235	197,279	203,286	201,657	188,597	181,235	188,597

Total assets under management	$777,539	$797,880	$776,220	$784,840	$771,292	$777,539	$771,292

Selected Financial Ratios
Return on average assets	0.65%	0.78%	0.86%	0.76%	0.91%	0.72%	0.84%
Return on average equity	5.82	6.92	7.70	6.93	8.50	6.38	7.74
Dividend payout ratio	103.57	90.63	77.78	87.50	71.79	96.67	78.87
Net interest margin	3.78	3.73	3.89	3.70	3.98	3.76	3.77
Non-interest expense to total revenue	83.11	80.07	79.50	80.59	75.83	81.57	78.37
Average loans to average total assets	64.58	66.21	68.72	71.02	72.79	65.39	73.58
Average equity to average total assets	11.23	11.23	11.20	10.98	10.88	11.23	10.81

Asset Quality
Nonaccrual loans	$3,102	$3,288	$1,729	$3,342	$3,273	$3,102	$3,273
Accruing and 90 or more days past due	83	5	253	92	44	83	44

Total nonperforming loans	$3,185	$3,293	$1,982	$3,434	$3,317	$3,185	$3,317

Other real estate owned	271	354	176	754	722	271	722
Net charge offs	94	155	187	198	765	250	919

Non-performing loans to total loans	0.92%	0.96%	0.55%	0.92%	0.86%	0.92%	0.86%
Loan loss allowance to total loans	1.03	1.03	1.00	1.02	1.04	1.03	1.04
Loan loss allowance to non-performing loans	110.96	107.32	181.33	111.36	120.38	110.96	120.38
Loans 30+ days past due to total loans	0.55	0.60	0.77	1.31	0.51	0.55	0.51
Net charge-offs to average loans	0.11	0.18	0.20	0.21	0.78	0.15	0.46